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List of Subsidiaries of the Company

The following is a list of Integrated Measurement Systems, Inc. operating subsidiaries. Integrated Measurement Systems, Inc. has no parent companies.

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                      Subsidiary                                    Percent Owned
Integrated Measurement Systems FSC, Inc.                                 100%

Integrated Measurement Systems (Europe) AG                               100%

Integrated Measurement Systems (France) Sarl                             100%

Integrated Measurement Systems (Deutschland) GmbH                        100%

Integrated Measurement Systems (Japan) KK                                100%

Integrated Measurement Systems (M) Sdn. Bdn.                             100%

Integrated Measurement Systems (P) Inc.                                  100%
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